Exhibit 99.1

For Immediate Release

A.P. Pharma Announces First Quarter 2013 Financial Results and Highlights Recent Corporate Progress

REDWOOD CITY, Calif. – May 10, 2013 – A.P. Pharma, Inc. (OTCBB: APPA.OB), a specialty pharmaceutical company, today reported financial results for first quarter ended March 31, 2013 and highlighted recent corporate progress.

Financial Results and Operational Highlights

On May 2, 2013, the Company announced that the A.P. Pharma Board of Directors had appointed a new management team to lead the Company. This team includes Barry D. Quart, Pharm.D., who joined the Company as Chief Executive Officer, Robert Rosen, who joined A.P. Pharma in October 2012 as Senior Vice President and Chief Commercial Officer and was promoted to the role of President on May 1st and Steve Davis who joined the Company as Executive Vice President and Chief Operating Officer.

“I am very excited to be launching a new era at A.P. Pharma,” said Barry D. Quart, Pharm.D. “Obviously, our highest priority over the near term will be APF530, our lead asset. The Biochronomer drug delivery platform also holds real promise and together these assets give us a great foundation for future success.”

A.P. Pharma’s net loss for the first quarter of 2013 was $13.0 million, or $0.04 per share, compared to a net loss of $4.9 million, or $0.02 per share, for the first quarter of 2012. Net cash used in operating activities was $8.0 million for the three months ended March 31, 2013, as compared to $4.1 million for the first quarter of 2012. Net loss from continuing operations was higher in the current fiscal quarter primarily due to increased spending related to manufacturing validation and scale-up activities, higher personnel-related costs, including stock compensation expense and pre-commercialization expenses.

Cash and cash equivalents as of March 31, 2013 were $45.7 million, compared to $53.5 million at December 31, 2012. The Company believes that its current cash resources are sufficient to fund its operations into 2014.

About APF530

A.P. Pharma’s lead product candidate, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting (CINV). One of the most debilitating side effects of cancer chemotherapy, CINV is a leading cause of premature discontinuation of treatment. There is only one injectable 5-HT3 antagonist approved for the prevention of delayed-onset CINV. APF530 contains the 5-HT3 antagonist granisetron formulated in the Company’s proprietary Biochronomer™ drug delivery system, which allows therapeutic drug levels to be maintained for five days with a single subcutaneous injection. Currently available intravenous and oral formulations of granisetron are approved only for the prevention of acute-onset CINV. Granisetron was selected for APF530 because it is widely prescribed by physicians based on a well-established record of safety and efficacy.

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A.P. Pharma Announce First Quarter 2013 Financial Results	Page 2

About A.P. Pharma

A.P. Pharma is a specialty pharmaceutical company developing products using its proprietary Biochronomer™ polymer-based drug delivery platform. This drug delivery platform is designed to improve the therapeutic profile of injectable pharmaceuticals by converting them from products that must be injected once or twice per day to products that need to be injected only once every one or two weeks. The Company’s lead product, APF530, is being developed for the prevention of both acute- and delayed-onset chemotherapy-induced nausea and vomiting. For further information, please visit the Company’s web site at www.appharma.com.

(financial tables follow)

A.P. Pharma Announce First Quarter 2013 Financial Results	Page 3

A.P. Pharma, Inc.

Condensed Statements of Operations

(in thousands, except per share amounts)

(Unaudited)

	Three Months Ended March 31,
	2013	2012
Operating expenses:
Research and development	$6,772	$3,329
General and administrative	5,980	1,440

Total operating expenses	12,752	4,769

Operating loss	(12,752)	(4,769)
Interest expense, net	(201)	(61)

Loss from continuing operations	(12,953)	(4,830)
Loss from discontinued operations	—	(91)

Net loss	$(12,953)	$(4,921)

Basic and diluted net loss per share:
Loss from continuing operations	$(0.04)	$(0.02)

Net loss	$(0.04)	$(0.02)

Shares used to compute basic and diluted net loss per share	305,075	200,046

A.P. Pharma Announce First Quarter 2013 Financial Results	Page 4

A.P. Pharma, Inc.

Condensed Balance Sheets

(in thousands)

(Unaudited)

	March 31, 2013	December 31, 2012
Assets
Current assets:
Cash and cash equivalents	$45,722	$53,506
Prepaid expenses and other current assets	427	584

Total current assets	46,149	54,090
Property and equipment, net	2,700	1,752
Other long-term assets	130	130

Total assets	$48,979	$55,972

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$3,825	$1,912
Accrued expenses	3,149	1,750
Convertible notes payable to related parties, net of discount	622	492

Total current liabilities	7,596	4,154
Stockholders’ equity:
Common stock	3,058	3,024
Additional paid-in capital	234,865	232,381
Accumulated deficit	(196,540)	(183,587)

Total stockholders’ equity	41,383	51,818

Total liabilities and stockholders’ equity	$48,979	$55,972

Forward-looking Statements

This news release contains “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve risks and uncertainties, including uncertainties associated with the potential approval of APF530 and the potential timing for such approval, if approved at all, as well as risks relating to capital resources and liquidity, satisfactory completion of clinical studies, progress in research and development programs, launch and acceptance of new products and other risks and uncertainties identified in the Company’s filings with the Securities and Exchange Commission. We caution investors that forward-looking statements reflect our analysis only on their stated date. We do not intend to update them except as required by law.

A.P. Pharma Announce First Quarter 2013 Financial Results	Page 5

Contacts

Investor Relations Contact:

Michael Rice

Office Phone: 646-597-6979

Email: mrice@lifesciadvisors.com

and

Corporate Contact:

A.P. Pharma, Inc.

Steve Davis, EVP and Chief Operating Officer

Office Phone: 650-366-2626

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